Exhibit 10.1

INTERCEPT PHARMACEUTICALS, INC.

2022 CASH INCENTIVE PLAN

ARTICLE 1
ESTABLISHMENT, OBJECTIVES AND DURATION

1.1           Establishment of the Plan. Intercept Pharmaceuticals, Inc. (the “Company” or “Intercept”), hereby establishes this Intercept Pharmaceuticals, Inc. 2022 Cash Incentive Plan (hereinafter referred to as the “Plan”), as set forth in this document. The Plan permits the grant of cash-based awards to Employees of Intercept and its Affiliates.

The Plan is effective as of January 25, 2022 (the “Effective Date”) and shall remain in effect as provided in Article 1.3 hereof.

1.2           Objectives of the Plan. The Company’s objectives for the Plan are to (i) align Intercept’s incentive program with stockholder interests and drive stockholder value; (ii) allow Intercept employees to share in the success of the Company; (iii) position Intercept for success in recruiting and retaining employee talent in a competitive environment; and (iv) provide competitive total compensation opportunities at Intercept.

1.3           Duration of the Plan. The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to Article 7 hereof.

ARTICLE 2
DEFINITIONS

Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

2.1           “Affiliate” means any Entity controlling, controlled by or under common control with the Company, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an Entity whether through the ownership of voting securities, by contract or otherwise.

2.2           “Award” means a contingent entitlement to receive cash compensation, granted to a Participant as described in Article 5 herein.

2.3           “Award Agreement” means a written agreement entered into by the Company and a Participant or a notice from the Company to a Participant setting forth the terms and conditions applicable to an Award granted under this Plan, which agreement or notice may be delivered and, if applicable, executed in electronic form.

2.4           “Board” means the Board of Directors of Intercept Pharmaceuticals, Inc.

2.5           “Cause” shall, unless otherwise set forth in an Award Agreement, mean (i) engaging in (A) willful or gross misconduct or (B) willful or gross neglect; (ii) repeatedly failing to adhere to the directions of superiors or the Board or the written policies and practices of the Company, or any Affiliate thereof; (iii) the commission of a felony or a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving the Company, or any Affiliate thereof; (iv) fraud, misappropriation or embezzlement; (v) a material breach of the Participant’s employment, non-competition, non-solicitation, invention, non-disclosure or similar material agreement with the Company or any Affiliate thereof; (vi) acts or omissions constituting a material failure to perform substantially the duties assigned to the Participant after demand for substantial performance is delivered by the Company or any Affiliate specifically identifying the manner in which the Company or an Affiliate believes the Participant has not substantially performed such duties; (vii) any illegal act detrimental to the Company or its Affiliates; or (viii) repeated failure to devote substantially all of Participant’s business time and efforts to the Company or an Affiliate if required by Participant’s employment agreement; provided, however, that, if at the relevant time the Participant is party to an effective employment or similar agreement with the Company or an Affiliate, then, in lieu of the foregoing definition, “Cause” shall at that time have such meaning as may be specified in such employment or similar agreement (if any). The determination of the Administrator as to the existence of Cause will be conclusive on the Participant and the Company.

2.6           “Change in Control” means (i) the occurrence of any of the following events:

(i) Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then-outstanding voting securities (excluding for this purpose any such voting securities held by the Company or its Affiliates or any employee benefit plan of the Company); or

(ii) Merger/Sale of Assets. (A) A merger or consolidation of the Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (B) the sale or disposition by the Company of all or substantially all of the Company’s assets in a transaction requiring stockholder approval; or

(iii) Change in Board Composition. A change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date of grant, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

Change in Control” shall be interpreted, if applicable, in a manner, and limited to the extent necessary, so that it will not cause adverse tax consequences under Section 409A of the Code.

2.7           “Code” means the Internal Revenue Code of 1986, as amended from time to time including any successor statute, regulation and guidance thereto.

2.8           “Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Article 3 herein.

2.9           “Company” means Intercept Pharmaceuticals, Inc.

2.10         “Continuous Service” means that the Participant’s service with the Company or an Affiliate as an Employee is not interrupted or terminated. A change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant's service with the Company or an Affiliate, will not terminate a Participant's Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board in its sole discretion, such Participant's Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. If a Participant takes an approved leave of absence for military service or sickness, or for any other purpose approved by the Company or an Affiliate, or if the Participant’s right to re-employment is guaranteed either by a statute or by contract, or under the policy of the Company or an Affiliate pursuant to which the leave of absence was granted, or if the Company otherwise so provides in writing, then such leave of absence shall not constitute a termination of Continuous Service and the Participant shall continue to be eligible to receive a payout under Awards granted prior to such leave of absence.

2.11         “Deemed CIC Achievement” shall have the meaning ascribed to such term in Section 5.7 hereof.

2.12         “Disabled” or “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

2.13         “Effective Date” means the date set forth in Article 1.1 hereof.

2.14         “Employee” means any person employed by the Company or an Affiliate. Service solely as a member of the Board, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

2.15         “Entity” means any partnership, corporation, limited liability company, limited partnership, association, joint stock company, trust, joint venture, unincorporated organization and any governmental or any department, agency or political subdivision thereof.

2.16         “Participant” means an Employee who has been selected as set forth in Article 4.1 by virtue of his or her position to receive an Award or with respect to whom an Award is outstanding under the Plan.

2.17         “Payment Amount” means the amount of cash to be paid to a Participant pursuant to the terms of an Award.

2.18         “Payment Date” means the date or dates on which the Participant will receive a cash payment of an Award.

2.19         “Performance Period” means the time period or periods during which any performance goals will be measured, as determined by the Board or Committee.

2.20         “Plan” means this Intercept Pharmaceuticals, Inc. 2022 Cash Incentive Plan.

2.21         “Vesting Date” means any date on which the Payment Amount is owed to a Participant, whether based on Continuous Service or attainment of performance goals over a Performance Period.

ARTICLE 3
Administration

3.1           General. The Board will administer the Plan. The Board may delegate administration of the Plan to a Committee or Committees, as provided in Section 3.3.

3.2           Authority of the Board. Except as limited by law, and subject to the provisions herein, the Board shall have full and exclusive power and authority to administer this Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Board shall also have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of this Plan. Without limiting the foregoing, the Board shall have full power to: (i) select Employees who shall participate in the Plan; (ii) determine the size and type of Awards; (iii) determine the Vesting Date and other terms and conditions of each Award in a manner consistent with the Plan; (iv) determine the Payment Amount and Payment Date of each Award; and, (v) subject to the provisions of Article 7, amend the terms and conditions of any outstanding Award as provided in the Plan. Further, the Board shall make all other determinations which may be necessary or advisable for the administration of the Plan. The interpretation and construction by the Board of any provisions of the Plan or of any Award granted under it shall be final.

3.3           Delegation to Committee. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee). Any delegation of administrative powers will be reflected in resolutions, not inconsistent with the provisions of the Plan, adopted from time to time by the Board or Committee (as applicable). The Committee may, at any time, abolish the subcommittee and/or revest in the Committee any powers delegated to the subcommittee. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. The Board or the Committee may also delegate authority under the Plan to the Company’s Chief Executive Officer with respect to Awards other than awards to executive officers of the Company. References herein to the Board shall be deemed to be references to any such delegate to the extent such delegation is in effect.

3.4           Decisions Binding. All determinations and decisions made by the Board or Committee pursuant to the provisions of the Plan, and all related orders and resolutions of the Board or the Committee, shall be final, conclusive and binding on all persons, including the Company, its Employees, Participants, and their estates and beneficiaries.

ARTICLE 4
Eligibility and Participation

4.1           Eligibility. Employees selected at the sole discretion of the Board are eligible to participate in the Plan.

4.2           Participation. The Board shall, in its sole discretion, designate which eligible Employees will be Participants. Subject to the provisions of the Plan, the Board may, from time to time, designate those to whom Awards shall be granted, when the Award shall be granted and shall determine the nature and amount of each Award.

ARTICLE 5
CASH-BASED AWARDS

5.1           Grant of Awards. Subject to the terms of the Plan, Awards may be granted to Participants, upon such terms, and at any time and from time to time, as shall be determined by the Board and shall be set forth in an Award Agreement. Such terms shall include, without limitation, the Performance Period, if any, the Payment Date, Vesting Date or Dates as well as any additional conditions or circumstances upon which such Award shall be paid to the Participant. The duration of any Award granted under the Plan shall be for a period fixed by the Board.

5.2           Potential Value of Awards. Each Award shall have a potential value as determined by the Board. The Board shall set Vesting Dates based on Continuous Service or attainment of one or more performance goals over the Performance Period(s) (or a combination of the two), in its discretion, which, depending on the extent to which they are met, will determine the Payment Amounts earned by the Participant.

5.3           Vesting of Awards. Each Award shall vest as determined by the Board and set forth in the Award Agreement. The Board shall determine, in its sole discretion, the extent to which any applicable performance goals have been achieved over the Performance Period, provided that the Board may make any adjustments it determines in its discretion, and the Board may use its discretion to waive or equitably adjust such performance goals. If a Participant terminates Continuous Service for any reason other than death or Disability or a termination of a Participant’s Continuous Service without Cause prior to any Vesting Date then the unvested portion of the Award shall be forfeited, except as may otherwise be set forth in the Plan, an Award Agreement or as later determined by the Board in compliance with Section 409A of the Code. At the time of grant of an Award, the Board may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to such Award. Such additional terms, conditions or restrictions shall be set forth in the Award Agreement.

5.4           Withholding for Taxes. Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with Awards. Participants’ liabilities include any taxes arising under Section 409A of the Code, and the Company shall not have any obligation to indemnify or otherwise hold any Participant harmless from any or all of such taxes. The Company shall withhold from the cash to be paid pursuant to an Award for the satisfaction of any applicable federal, state or local withholding tax obligations that may arise in connection with payment of a Payment Amount. The Board shall have the sole discretion to interpret the requirements of the Code, including Section 409A, for purposes of the Plan and all Awards.

5.5           Timing of Payment of Awards. All Payment Amounts upon the applicable Payment Date shall be made by the Company to a Participant (or his or her beneficiary or estate, as applicable) in cash. Unless otherwise determined by the Board and set forth in an Award Agreement, the Payment Date will be within ten (10) days after each Vesting Date. However (unless otherwise determined by the Board and set forth in an Award Agreement), in no event shall the Payment Date for any Award be made later than the fifteenth (15th) day of the third (3rd) month following the Vesting Date or such other date as set forth in the Award Agreement and in compliance with Section 409A of the Code.

5.6           Payment of Award if Participant Dies or Becomes Disabled. A Participant who dies or becomes Disabled shall receive payment from the Company in an amount and at the time set forth in the Award Agreement (subject to the attainment of any applicable performance goal). Within the time parameters set forth in the Award Agreement, the Company shall pay Awards that are due to a Participant and remain unpaid at the time of his death in full to the Participant’s estate, which shall be the Participant’s beneficiary.

5.7           Payment of Award in Connection with a Change in Control. Unless the Board determines otherwise at the time of grant and sets forth in the Award Agreement, immediately prior to a Change in Control, all the vesting conditions shall be deemed to have been satisfied and all the performance goals with respect to ongoing Performance Periods shall be deemed to have been satisfied at the Target level (or, if greater and if so determined by the Board, the actual level of performance) (the “Deemed CIC Achievement”). The Company shall make payment to the Participant in cash, in full satisfaction of its obligations, of a value based on the Deemed CIC Achievement, no later than ten (10) days following the Change in Control.

5.8           Payment of Award if Participant is Terminated by the Company Without Cause. Unless the Board determines otherwise at the time of grant and sets forth in the Award Agreement, if a Participant’s Continuous Service is terminated by the Company without Cause, the Participant shall receive a prorated Payment Amount from the Company assuming, in the case of awards subject to performance goals, achievement at the Target level. Such amount shall be equal to a portion of the Award prorated for the number of days of Continuous Service during the portion of the Performance Period or vesting period prior to the date of termination of the Participant’s Continuous Service without Cause. The Payment Amount that is earned in accordance with this Section 5.8 shall be paid to the Participant no later than ten (10) days following the Participant’s termination of Continuous Service.

5.9           Payment of Award on Other Terminations of a Participant. Unless the Board determines otherwise at the time of grant and sets forth in the Award Agreement or as subsequently determined by the Board in compliance with Section 409A of the Code, if a Participant terminates Continuous Service for any reason before a Vesting Date other than by reason of death or Disability as described in Section 5.6 or a termination by the Company without Cause as described in Section 5.8, except if there is a Change in Control as described in Section 5.7 prior to such termination, the Participant will not be eligible for payment of an Award.

5.10        Forfeiture of Payments. Notwithstanding anything else contained in the Plan or Award Agreement or other agreement to the contrary, if, at any time before the Payment Date, the Participant’s conduct violates the terms of any non-competition, non-solicitation, non-disparagement or confidentiality provision contained in any employment, consulting, advisory, proprietary information, non-competition, non-solicitation or other similar agreement between the Participant and the Company or an Affiliate, whether or not the Participant is in Continuous Service or the Participant is terminated for Cause, then, without limiting any other remedy available to the Company or an Affiliate, the Board may in its discretion determine that all or a portion of any right, title and interest of the Participant in and to the Award are forfeited and revert to the Company as of the date of such determination and no payment shall be due hereunder with respect thereto.

5.11        Offset for Monies Owed. The Company may offset any payments payable under this Plan for any monies that the Board determines, in its discretion, are owed by the Participant to the Company or any Affiliate.

5.12        Clawback. All Awards (including any proceeds, gains or other economic benefit actually or constructively received by a Participant upon any receipt of any Award) shall be subject to the provisions of any clawback policy implemented by the Company, including, without limitation, any clawback policy adopted to comply with the requirements of applicable law, whether or not such clawback policy was in place at the time of grant of an Award, to the extent set forth in such clawback policy and/or in the applicable Award Agreement.

ARTICLE 6
Rights of Employees

6.1          Employment. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or will affect the right of the Company or an Affiliate to terminate the employment of an Employee with or without notice and with or without cause.

6.2          Participation. No Employee shall have the right to be selected to receive an Award under this Plan, or having been so selected, to be selected to receive a future Award.

6.3          Change in Time Commitment. In the event a Participant's regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full time Employee to a part-time Employee) after the date of grant of any Award to the Participant, the Company has the right in its sole discretion to make a corresponding reduction in the amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced.

ARTICLE 7
Amendment, Modification, and Termination

7.1           Amendment, Modification, and Termination. The Board may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan. The Board may amend or modify any Award Agreement at any time without the consent of the applicable Participant, provided that the Participant’s consent to such action shall be required if the Board determines that the action would materially and adversely affect the Participant; however, in no event shall the Board make any amendment, modification or termination that would otherwise violate Section 409A of the Code.

7.2           Adjustment of Awards upon the Occurrence of Certain Unusual or Nonrecurring Events. The Board may make adjustments to the terms and conditions of, and the performance goals included in, Awards in recognition of unusual or nonrecurring events or similar events affecting the Company, the Company’s financial statements, or changes in applicable laws, regulations, or accounting principles, whenever the Board determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

ARTICLE 8
Indemnification

Each person who is or shall have been a member of the Board or a Committee shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s governing documents, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE 9
Successors

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE 10
General Provisions

10.1        Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

10.2        Severability. In the event any provision of the Plan shall be held illegal or invalid or unenforceable for any reason, the illegality or invalidity or unenforceability shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included, provided that the remaining provisions shall be construed in a manner necessary to accomplish the intentions of the Company upon establishment of the Plan.

10.3        Requirements of Law. The granting of Awards under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies as may be required. The Board reserves the right to unilaterally amend or terminate the Plan to ensure compliance with all applicable laws, rules and regulations, including Section 409A of the Code and this Plan is intended to comply with the requirements of Sections 409A of the Code and shall be interpreted and construed consistently with such intent.

10.4        No Effect on Other Benefits. The receipt of Awards under the Plan shall have no effect on any benefits and obligations to which a Participant may be entitled from the Company, under another plan or otherwise, or preclude a Participant from receiving any such benefits. Amounts paid under the Plan shall not be considered part of a Participant’s salary or compensation for purposes of determining or calculating other benefits under any other employee benefit plan or program of the Company.

10.5        No Guarantee of Favorable Tax Treatment. The Company intends to administer the Plan so that Awards will comply with or be exempt from the requirements of Section 409A of the Code. Nevertheless, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Section 409A or any other provision of federal, state, local, or foreign law. The Company shall not be liable to any Participant for any tax the Participant might owe as a result of the grant or payment of any Award under the Plan. Notwithstanding the foregoing, should any Award become subject to Section 409A, the Award Agreement and the Plan shall be interpreted and administered in accordance with Section 409A. For purposes of Section 409A of the Code, each payment under this Plan is hereby designated as a separate payment.

10.6        Unfunded Plan. This Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company or the Board be deemed to be a trustee of any cash or rights thereto to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to an Award of cash or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

10.7        Non-Transferability of Grants. No Award granted under the Plan shall be transferable by a Participant, other than by will or the laws of descent and distribution.

10.8        Governing Law. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to its conflicts of law provisions.